Exhibit 10.1

EXECUTION COPY

CONFIDENTIAL

SHARE EXCHANGE AGREEMENT

by and among

DT ASIA INVESTMENTS LIMITED,

as the Purchaser,

DETIGER HOLDINGS LIMITED,

as the DT Representative,

ADRIE GLOBAL HOLDINGS LIMITED,

as the Company,

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,

as the Sellers

and

LI JINGPING,

as the Seller Representative

Dated as of January 11, 2016

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5.12. Material Contracts	17
5.13. Intellectual Property	19
5.14. Taxes and Returns	21
5.15. Real Property	22
5.16. Personal Property	22
5.17. Title to and Sufficiency of Assets	23
5.18. Employee Matters	23
5.19. Benefit Plans	24
5.20. Environmental Matters	25
5.21. Transactions with Related Persons	26
5.22. Insurance	26
5.23. Books and Records	27
5.24. Loans Receivable	27
5.25. Lending Matters	27
5.26. Certain Business Practices	28
5.27. Investment Company Act	28
5.28. Finders and Investment Bankers	28
5.29. Independent Investigation	28
5.30. Information Supplied	28
5.31. Disclosure	29

VI. REPRESENTATIONS AND WARRANTIES OF THE SELLERS	29
6.1. Due Organization and Good Standing	29
6.2. Authorization; Binding Agreement	29
6.3. Ownership	29
6.4. Governmental Approvals	30
6.5. Information Supplied	30
6.6. No Litigation	30
6.7. Investment Representations	30
6.8. Finders and Investment Bankers	30
6.9. Independent Investigation	31
6.10. Information Supplied	31

VII. COVENANTS	32
7.1. Access and Information	32
7.2. Conduct of Business of the Company	33
7.3. Conduct of Business of the Purchaser	35
7.4. Annual and Interim Financial Statements	37
7.5. Purchaser Public Filings	37
7.6. No Solicitation	37
7.7. No Trading	38
7.8. Notification of Certain Matters	39
7.9. Efforts	39
7.10. Further Assurances	41
7.11. The Proxy Statement; Extension	41
7.12. Public Announcements	43
7.13. Confidential Information	44
7.14. Litigation Support	44
7.15. Documents and Information	45
7.16. Post-Closing Board of Directors and Executive Officers	45
7.17. Supplemental Disclosure Schedules	46

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7.18. Use of Trust Account Proceeds After the Closing	46
7.19. Purchaser Dividend Policy; Company Pre-Closing Dividend	46
7.20. Purchaser Policies	47
7.21. SOX 404(b) Compliance	47
7.22. Purchaser Fiscal Period	47

VIII. SURVIVAL AND INDEMNIFICATION	47
8.1. Survival	47
8.2. Indemnification by the Sellers	48
8.3. Payment from Escrow Account	48
8.4. Limitations and General Indemnification Provisions	49
8.5. Indemnification Procedures	49
8.6. Exclusive Remedy	51

IX. CLOSING CONDITIONS	51
9.1. Conditions of Each Party’s Obligations	51
9.2. Conditions to Obligations of the Company and the Sellers	52
9.3. Conditions to Obligations of the Purchaser	54
9.4. Frustration of Conditions	56

X. TERMINATION AND EXPENSES	56
10.1. Termination	56
10.2. Effect of Termination	57
10.3. Fees and Expenses	57
10.4. Termination Fee	58

XI. WAIVERS AND RELEASES	58
11.1. Waiver of Claims Against Trust	58
11.2. Release and Covenant Not to Sue	59

XII. MISCELLANEOUS	59
12.1. Notices	59
12.2. Binding Effect; Assignment	61
12.3. Third Parties	61
12.4. Arbitration	61
12.5. Governing Law; Jurisdiction	62
12.6. WAIVER OF JURY TRIAL	62
12.7. Specific Performance	62
12.8. Severability	63
12.9. Amendment	63
12.10. Waiver	63
12.11. Entire Agreement	63
12.12. Interpretation	64
12.13. Counterparts	64
12.14. DT Representative	64
12.15. Seller Representative	66

XIII. DEFINITIONS	67
13.1. Certain Definitions	67
13.2. Section References	77

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INDEX OF ANNEXES AND EXHIBITS

Annex	Description

Annex I	List of Sellers
Annex II	Adjusted Net Income
Annex III	Purchaser Dividend Policy

Exhibit	Description

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Registration Rights Agreement

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SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of January 11, 2016 by and among (i) DT Asia Investments Limited, a business company incorporated in the British Virgin Islands with limited liability (the “Purchaser”), (ii) DeTiger Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability, in the capacity as the representative from and after the Closing (as defined below) for the shareholders of the Purchaser as of immediately prior to the Closing in accordance with the terms and conditions of this Agreement (the “DT Representative”), (iii) Adrie Global Holdings Limited, a business company incorporated in the British Virgin Islands with limited liability (the “Company”), (iv) each of the shareholders of the Company named on Annex I hereto (collectively, the “Sellers”) and (v) Li Jingping, an individual residing in the Xinjiang Province in the People’s Republic of China, in the capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative”). The Purchaser, DT Representative, the Company, the Sellers and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Sellers collectively own 100% of the issued and outstanding shares and other equity interests in or of the Company;

WHEREAS, the Company is a holding company for China Feng Hui Financial Holding Group Co., Limited, a Hong Kong registered company (“HK Holdings”), which in turn owns 100% of the issued and outstanding equity interests in each of Xinjiang Feng Hui Jing Kai Direct Lending Limited, a Wholly Foreign-Owned Enterprise registered in Xinjiang, China (“XWFOE”), and Feng Hui Ding Xin (Beijing) Financial Consulting Co., Limited, a Wholly Foreign-Owned Enterprise registered in Beijing, China (“BWFOE” and, together with XWFOE, the “WFOEs”);

WHEREAS, prior to the date of this Agreement, the Company and the Sellers consummated an internal reorganization pursuant to which Urumqi Feng Hui Direct Lending Limited, a registered company in Xinjiang China (“China Lending”), and China Lending’s shareholders, all of which are located in China (the “China Lending Shareholders”), entered into certain variable interest entity contracts with BWFOE pursuant to which the profits of China Lending are paid to BWFOE, and in connection with entering into such contracts, the China Lending will be contractually controlled by BWFOE and China Lending’s Shareholders became shareholders of the Sellers;

WHEREAS, the Company, indirectly through its subsidiaries and through its relationship with China Lending, provides non-bank micro-credit lending in China;

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the issued and outstanding shares and any other equity interests in or of the Company in exchange for newly issued ordinary shares of the Purchaser, subject to the terms and conditions set forth herein;

WHEREAS, the Purchaser, with the assistance of the Company, intends to conduct a private placement prior to the Closing pursuant to which the Purchaser will enter into and consummate subscription agreements with investors (the “PIPE Investors”) pursuant to which such PIPE Investors will make a private equity investment in the Purchaser in the aggregate amount of at least Twelve Million U.S. Dollars ($12,000,000) to purchase Class A Preferred Shares of the Purchaser (the “PIPE Shares”) at a price of Twelve U.S. Dollars ($12.00) per share, such purchases to be consummated prior to the Closing (such transactions, the “PIPE Investment”); and

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WHEREAS, certain capitalized terms used herein are defined in Article XIII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE SHARE EXCHANGE

1.1 Purchase and Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the issued and outstanding shares (being 20,000,000 shares of US$ 0.00000005 par value each) and other equity interests in or of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

1.2 Consideration. At the Closing and subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Purchaser shall issue and deliver to the Sellers an aggregate of Twenty Million (20,000,000) Purchaser Ordinary Shares (the “Exchange Shares”), less the Escrow Shares. Each Seller shall receive its pro rata share of the Exchange Shares based on the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers (such Seller’s “Pro Rata Share”).

1.3 Escrow. At or prior to the Closing, the Purchaser, the DT Representative, the Seller Representative and the Escrow Agent shall enter into an Escrow Agreement, effective as of the Closing, substantially in the form attached as Exhibit A hereto (the “Escrow Agreement”), pursuant to which the Purchaser shall cause to be delivered to the Escrow Agent from the Exchange Shares otherwise deliverable at Closing Eight Million (8,000,000) Purchaser Ordinary Shares (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”), with the Escrow Shares, along with any earnings thereon (excluding Accrued Dividends), to be held by the Escrow Agent in a segregated escrow account (“Escrow Account”) in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The portion of the Exchange Shares that shall be withheld at the Closing for deposit in the Escrow Account shall be allocated among the Sellers pro rata based on each Seller’s Pro Rata Share. Each Seller shall have the right to vote its portion of such Escrow Shares (based on its Pro Rata Share, subject to adjustment for any Escrow Shares that are forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share) during the time held in the Escrow Account as Escrow Shares. The Parties agree that while any Escrow Shares are held in the Escrow Account, any dividends or distributions made or otherwise payable on or in respect of such Escrow Shares shall not be paid to the Escrow Account and shall instead be held by Purchaser as Accrued Dividends in accordance with the terms and conditions of this Agreement.

1.4 Company Shareholder Consent. Each Seller, as a shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Charter, any other agreement in respect of the Company to which any Seller is a party and all applicable Laws.

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Article II
EARN-OUT

2.1 Earn-Out. The Escrow Property shall be held in the Escrow Account and, subject to Article VIII and this Article II, will only be released to the Sellers (along with the Accrued Dividends) in the event that the Purchaser, the Company and their respective Subsidiaries meet certain minimum performance requirements in accordance with this Article II. Subject to Article VIII and this Article II, in the event that (i) the Adjusted Net Income for the calendar year ended December 31, 2016 exceeds the 2016 Earn-Out Target, (ii) the Adjusted Net Income for the calendar year ended December 31, 2017 exceeds the 2017 Earn-Out Target or (iii) the Adjusted Net Income for the calendar year ended December 31, 2018 exceeds the 2018 Earn-Out Target, the Sellers shall collectively be entitled to receive (each, an “Earn-Out Payment”) from the Escrow Account, in each case, one-third (1/3rd) of the Escrow Shares, and from the Purchaser the Accrued Dividends on such one-third (1/3rd) portion of the Escrow Shares, subject to maximum Earn-Out Payments in the aggregate for all three calendar years 2016, 2017 and 2018 together (each such calendar year, an “Earn-Out Year”, and such three-year calendar period, the “Earn-Out Period”) equal to the Escrow Property plus the Accrued Dividends. In the event that the above Adjusted Net Income targets are not met for any Earn-Out Year, the Sellers shall not be entitled to receive any Earn-Out Payment for such Earn-Out Year and shall forfeit any right to such Escrow Property and Accrued Dividends with respect to such Earn-Out Year; provided, however, that in the event that at the end of the Earn-Out Period the average Adjusted Net Income per Earn-Out Year for all three Earn-Out Years exceeds the Alternative Earn-Out Target (each of the 2016 Earn-Out Target, the 2017 Earn-Out Target, the 2018 Earn-Out Target and the Alternative Earn-Out Target, an “Earn-Out Target”), the Sellers shall collectively be entitled to receive all of the Escrow Property and Accrued Dividends that they previously did not receive (such payment the “Alternative Earn-Out Payment”, with such Alternative Earn-Out Payment considered an additional Earn-Out Payment). For the avoidance of doubt, failure to qualify for an Earn-Out Payment in any Earn-Out Year during the Earn-Out Period shall not prevent the Sellers from being able to collectively receive an Earn-Out Payment in a subsequent Earn-Out Year during the Earn-Out Period. If for any Earn-Out Year there is a final determination in accordance with Section 2.2 that the Sellers are entitled to receive an Earn-Out Payment for such Earn-Out Year or the Alternative Earn-Out Payment, then within five (5) Business Days after such final determination, the Purchaser, the DT Representative and the Seller Representative will provide joint written instructions to the Escrow Agent to release to the Sellers Escrow Property from the Escrow Account (and Purchaser shall pay the Accrued Dividends) in an aggregate amount (of Escrow Property and Accrued Dividends) equal to (i) such Earn-Out Payment less (ii) the aggregate amount of any indemnification claims by any Indemnified Parties under Article VIII that (A) are pending, (B) have been finally determined as due and owing but are unpaid from the Escrow Account in accordance with Article VIII or (C) have been paid from the Escrow Account in accordance with Article VIII but have not previously been used to reduce the amount of any prior Earn-Out Payment, with each Seller receiving its Pro Rata Share of such net Earn-Out Payment. At the end of the Earn-Out Period, if there is any Escrow Property and/or Accrued Dividends which the Sellers are not entitled to receive in accordance with this Article II, such Escrow Property and/or Accrued Dividends will be forfeited by the Sellers and distributed to Purchaser from the Escrow Account in the case of Escrow Property, or retained by the Purchaser, in the case of Accrued Dividends, and within five (5) Business Days after a final determination in accordance with Section 2.2 that at the end of the Earn-Out Period there is such Escrow Property to which the Sellers are not entitled to receive, the Purchaser, the DT Representative and the Seller Representative will provide joint written instructions to the Escrow Agent to release such Escrow Property to the Purchaser. The Purchaser will cancel any Escrow Shares distributed to the Purchaser from the Escrow Account promptly after its receipt thereof and cancel any Accrued Dividends payable in respect of such Escrow Shares. Each Seller acknowledges that such Seller’s right to receive the Escrow Shares, other Escrow Property and Accrued Dividends is contingent based on the performance of the Purchaser, the Company and their respective Subsidiaries for periods including those after the Closing as set forth in this Article II, and that if the requirements for the payment of the Earn-Out Payments as set forth in this Article II are not met in accordance with the terms hereof, the Escrow Shares, the other Escrow Property and the Accrued Dividends will not be paid or delivered to the Sellers, and the Sellers shall have no right to receive such Escrow Shares, other Escrow Property or Accrued Dividends.

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2.2 Determination of Earn-Out Payment. As soon as practicable (but in any event within twenty (20) days) after the completion of the audited consolidated financial statements for the Purchaser and its Subsidiaries for each Earn-Out Year, the Purchaser’s Chief Financial Officer (the “CFO”) will prepare and deliver to the DT Representative and Seller Representative a written statement (each, an “Earn-Out Statement”) that sets forth the CFO’s determination in accordance with the terms of this Article II of the Adjusted Net Income for such Earn-Out Year based on such audited financial statements, Annex II and the Exchange Rate Acknowledgement, and whether the Sellers are entitled to receive an Earn-Out Payment for such Earn-Out Year (including giving effect to Section 2.5), and, for the last Earn-Out Year in the Earn-Out Period, whether the Sellers are entitled to receive the Alternative Earn-Out Payment (including giving effect to Section 2.5). Each of the DT Representative and the Seller Representative will have thirty (30) days after its receipt of an Earn-Out Statement to review it. To the extent reasonably required to complete their respective reviews of such Earn-Out Statement, the Purchaser and its Subsidiaries will provide each of the DT Representative and the Seller Representative and their respective Representatives with reasonable access to the books and records of the Purchaser and its Subsidiaries, their respective finance personnel and any other information that the DT Representative or the Seller Representative reasonably requests relating to the determination of the Adjusted Net Income or the Earn-Out Payment for such Earn-Out Year or the Alternative Earn-Out Payment. Either the DT Representative or the Seller Representative may deliver written notice to the CFO (by providing notice to the Purchaser to the attention of the CFO) and the other Party on or prior to the thirtieth (30th) day after receipt of an Earn-Out Statement specifying in reasonable detail any items that they wish to dispute and the basis therefor. If the Seller Representative or the DT Representative fails to deliver such written notice in such thirty (30) day period, then such Party will have waived its right (and, with respect to the Seller Representative, the right of the Sellers, and, with respect to the DT Representative, the right of the Purchaser or its Subsidiaries) to contest such Earn-Out Statement and the calculations set forth therein of the Adjusted Net Income for such Earn-Out Year. If either the DT Representative or the Seller Representative provides the CFO and the other Party with written notice of any objections to the Earn-Out Statement in such thirty (30) day period, then the Seller Representative and the DT Representative will, for a period of twenty (20) days following the date of delivery of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement. If at the conclusion of such twenty (20) day period the Seller Representative and the DT Representative have not reached an agreement on any objections with respect to the Earn-Out Statement, then upon request of either Party the Parties will resolve the dispute in accordance with the Dispute Resolution Procedure (as set forth in Section 2.3). The Purchaser hereby agrees during the Earn-Out Period to use its commercially reasonable efforts to maintain a financial reporting system that enables the parties to calculate the Adjusted Net Income and Earn-Out Payments for purposes of this Article II.

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2.3 Dispute Resolution Procedure. Matters disputed pursuant to Section 2.2 may be referred by either the DT Representative or the Seller Representative to the Independent Expert for determination in accordance with this Section 2.3. Each of the Seller Representative and the DT Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Sellers, and all other costs and expenses incurred by the DT Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Dispute Resolution Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the DT Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by the DT Representative or the Seller Representative in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the DT Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Party will be entitled, as part of its presentation, to respond to the presentation of the other Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Dispute Resolution Procedure. It is the intent of the parties hereto that the Dispute Resolution Procedure and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the DT Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the DT Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error). Notwithstanding the foregoing, the Independent Expert shall not make any determinations with respect to the matters described in Sections 2.4 or 2.5, and any determination made by the Independent Expert of the applicable Earn-Out Payment for an applicable Earn-Out Year shall be subject to further adjustment pursuant to such Sections.

2.4 Future Operations. Following the Closing (including during the Earn-Out Period), the Purchaser and its Affiliates, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of the Purchaser and its Affiliates. Each of the Purchaser and its Affiliates, including the Target Companies will be permitted, following the Closing (including during the Earn-Out Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the achievement of the Earn-Out Payments, and the Sellers will have no right to claim the loss of all or any portion of an Earn-Out Payment or other damages as a result of such decisions.

2.5 No Earn-Out During Breach of Non-Competition Agreement. Notwithstanding anything to the contrary contained in this Agreement, it is the intent of the parties that the Earn-Out Payments will be made to the Sellers only if the Sellers are in compliance with their obligations under the Non-Competition Agreement. Accordingly, without limiting any other remedies available to the Purchaser under this Agreement or the Ancillary Documents or under applicable Law, should any Seller at any time following the Closing breach its obligations under the Non-Competition Agreement, then (a) while such Seller’s breach is continuing and remains uncured the Purchaser’s obligation to make any Earn-Out Payment to such Seller shall be suspended, and (b) such Seller shall forfeit any right to (i) any Earn-Out Payment due to such Seller for any Earn-Out Year in which such breach occurs and continues and remains uncured for at least ten (10) days and, (ii) if such breach is continuing and remains uncured for a period of at least ten (10) days of any subsequent Earn-Out Year, any Earn-Out Payment for such subsequent Earn-Out Year, if any. For the avoidance of doubt, if such breach occurs after the completion of any Earn-Out Year, but prior to the payment of the Earn-Out Payment for such Earn-Out Year, then such Seller shall forfeit any right to the Earn-Out Payment for such Earn-Out Year. Additionally, if the Alternative Earn-Out Payment would otherwise be payable to such Seller, then for each Earn-Out Year that the Earn-Out Payment is forfeited pursuant to the prior sentence, the amount of the Alternative Earn-Out Payment shall be reduced by one-third (1/3rd) of the total Alternative Earn-Out Payment otherwise payable to such Seller. In each case where a Seller forfeits its rights to an Earn-Out Payment hereunder, the Purchaser shall instead receive such Earn-Out Payments from the Escrow Account.

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Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP, 1345 Avenue of the Americas, New York, NY 10105, on the third (3rd) Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or in the SEC Reports, the Purchaser represents and warrants to the Company as follows:

4.1 Due Organization and Good Standing. The Purchaser is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of the Purchaser, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

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4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

4.5 Capitalization.

(a) The Purchaser is authorized to issue (i) an unlimited number of Purchaser Ordinary Shares and (ii) an unlimited number of preferred shares of no par value comprised within five (5) classes thereof. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 4.5(a). All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, the Purchaser Charter or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the transactions contemplated by this Agreement, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Section 4.5(a), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character, (A) relating to the issued or unissued shares of the Purchaser or (b) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

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(d) All Indebtedness of the Purchaser is disclosed on Schedule 4.5(d). No Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since its formation, has filed all forms, reports, schedules, statements, registrations statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Schedule 4.6 lists and, except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s Annual Reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except as set forth on Schedule 4.6, the SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

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(b) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since March 31, 2015, not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.10 Taxes and Returns.

(a) The Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

4.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, or have Liability under, any Benefit Plans.

4.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business as is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any family member of any of the foregoing, or (ii) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding Purchaser Ordinary Shares as of the date hereof.

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4.15 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

4.17 Trust Account. As of the date of this Agreement, the Purchaser has investments in the Trust Account that will be worth at least $69,998,000 upon the maturity of such investments, and such monies have been deposited with the Trustee to be held in trust in accordance with the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (except as such enforcement may be limited by the Enforceability Exceptions) and, as of the date of this Agreement, has not been amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) involving the Purchaser that would cause the descriptions of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person other than Purchaser (other than as set forth in the Trust Agreement, including any shareholders redeeming their Purchaser Ordinary Shares in accordance with the Redemption) to any portion of the proceeds in the Trust Account upon the Closing after giving effect to the Redemption; provided, that the Parties acknowledge that the proceeds in the Trust Account may not be protected against claims by third parties that have not expressly agreed to waive their rights to the monies in the Trust Account, and any agreements with Persons who have not expressly agreed to waive their rights to the monies in the Trust Account shall not be a breach of this Section 4.17. Additionally, the Parties acknowledge that in event that the Extension occurs, the Public Shareholders shall have the right to cause the Purchaser to redeem their Purchaser Ordinary Shares in connection with the Extension.

4.18 Ownership of Exchange Shares. All Exchange Shares issued and delivered in accordance with Article I to the Sellers and the Escrow Agent shall be, upon issuance and delivery of such Exchange Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, the Registration Rights Agreement, the Escrow Agreement, the forfeiture provisions of Article II hereof and any Liens incurred by Seller, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.19 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

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(b) The operations of the Purchaser are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

4.20 Insurance. Schedule 4.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

4.21 Independent Investigation. Without limiting Section 8.4(c) hereof, the Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledge that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and the Sellers set forth in Article V and Article VI (including the related portions of the Company Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Company or the Sellers); and (b) none of the Company, the Sellers or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers or this Agreement, except as expressly set forth in Article V and Article VI (including the related portions of the Company Disclosure Schedules and Supplemental Disclosure Schedules provided by the Company or the Sellers).

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Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser as follows:

5.1 Due Organization and Good Standing. The Company is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 5.1, each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and the Company’s shareholders to the extent required by the Company’s Organizational Documents, the BVI Act, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which or its securities are bound and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Capitalization.

(a) The Company is authorized to issue 20,000,000 Company Ordinary Shares, all 20,000,000 of which shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, the Sellers are the legal (registered) and beneficial owners of all of the issued and outstanding shares and other equity interests in or of the Company, with each Seller owning the shares and any other equity interests in the Company set forth on Schedule 5.3(a), all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. The Purchased Shares to be delivered by the Sellers to the Purchaser at the Closing constitute all of the issued and outstanding shares and other equity interests in or of the Company. All of the outstanding shares and other equity interests in or of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests in or of the Company in its treasury. None of the outstanding shares or other equity interests in or of the Company were issued in violation of any applicable securities Laws.

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(b) Other than as set forth on Schedule 5.3(b), there are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests in or of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s shares or other equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no shares or other equity interests in or of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as set forth on Schedule 5.3(c), since January 1, 2010, the Company has not declared or paid any distribution or dividend in respect of its shares or other equity interests and has not repurchased, redeemed or otherwise acquired any shares or other equity interests in or of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries.

(a) Schedule 5.4(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except as set forth on Schedule 5.4(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of the Subsidiaries listed on Schedule 5.4(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than loans to customers in the ordinary course of business).

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(b) HK Holdings is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of each WFOE. Except for the pledge of the shares of China Lending made to BWFOE pursuant to the VIE Contracts, which pledges are described in Schedule 5.4(b)(i), there are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of either WFOE. BWFOE is a party to certain variable interest entity contracts with China Lending and the China Lending Shareholders, which are set forth on Schedule 5.4(b)(ii) (the “VIE Contracts”), pursuant to which the profits of China Lending are paid to BWFOE and China Lending is contractually controlled by BWFOE. XWFOE operates its business and lends directly to customers in Xinjiang, China. XWFOE is not a party to any variable interest entity contracts with China Lending or any other Person, and does not otherwise conduct its business through China Lending or any entity.

5.5 Governmental Approvals. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as contemplated by this Agreement and (b) pursuant to Antitrust Laws.

5.6 Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Company Material Contract.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2014 and December 31, 2013, and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the years then ended, (ii) the unaudited financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2015 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended and (iii) the unaudited management accounting report (the “Management Report”), consisting of a consolidated balance sheet of the Target Companies as of November 30, 2015 and the related consolidated income statement for the eleven (11) months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) other than the Management Report, were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the financial position of the Target Companies as of the respective dates thereof and the results of the operations and cash flows (other than with respect to the Management Report) of the Target Companies for the periods indicated.

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(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with the Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries. Since January 1, 2012, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d) All Indebtedness of the Target Companies is disclosed on Schedule 5.7(d). Except as disclosed on Schedule 5.7(d), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(e) Except as set forth on Schedule 5.7(e), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(f) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

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5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, since January 1, 2015, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.2(b) (without giving effect to Schedule 7.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

5.9 Compliance with Laws. Except as set forth on Schedule 5.9, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2009, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit.

5.11 Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature pending or, to the Company’s Knowledge, threatened (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2013) or (b) Order pending now or rendered by a Governmental Authority since January 1, 2013, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 5.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since January 1, 2010, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

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(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests in or of another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of more than $2,000,000 in the aggregate;

(viii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000 (other than customary indemnification provisions included as ancillary terms in commercial contracts entered into the ordinary course of business consistent with past practice);

(ix) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(x) is a VIE Contract or otherwise is between (A) the Company, HK Holdings and/or any WFOE, on the one hand, and (B) China Lending, any Subsidiary of China Lending or the China Lending Shareholders, on the other hand;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture) (excluding for the avoidance of doubt, loan arrangements made to customers and capital commitments and expenditures made in connection with equipment and real property financing leases with customers, in each case, in the ordinary course of business consistent with past practice);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

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(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software Agreements; or

(xv) is otherwise material to any Target Company and outside of the ordinary course of business of the Target Companies and not described in clauses (i) through (xiv) above.

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto (subject to the Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect; (ii) no Target Company is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iii) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (iv) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (v) no Target Company has waived any rights under any such Material Contract.

5.13 Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademark and service mark registrations and applications, internet domain name registrations and applications, and copyright registrations and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $5,000 per year (collectively, “Off-the-Shelf Software Agreements”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. For each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 5.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

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(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents and Trademarks that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by the Target Companies in any material respect. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company.

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(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or IP Licenses described in the previous sentence to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

5.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

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(g) No Target Company has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise. No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company or its Subsidiaries with respect to any period following the Closing Date.

(i) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

5.15 Real Property. Schedule 5.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company (the “Leased Premises”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements and lease guarantees related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use in the business of the Target Companies. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

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5.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (iii) Liens specifically identified on the Interim Balance Sheet and (d) Liens let forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

5.18 Employee Matters.

(a) Except as set forth in Schedule 5.18(a), no Target Company is a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 5.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 5.18(c) hereto sets forth a complete and accurate list of all employees of the Target Companies showing for each as of that date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2014, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2015. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed with a “non-fixed term” in accordance with the Chinese Labor Contract Law, and (B) the Target Companies have paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and there are no severance payments which are or could become payable by a Target Company to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any Law, custom, trade or practice. Except as set forth in Schedule 5.18(c), each such employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company or its Subsidiaries (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been provided to the Purchaser by the Company.

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(d) Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 5.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

5.19 Benefit Plans.

(a) Set forth on Schedule 5.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any “employee benefit plan” (as defined in Section 3(3) of ERISA).

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plans and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of any and all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions and premiums required to be made with respect to a Company Benefit have been timely made. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) The present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

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(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to any Target Company, the Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

5.20 Environmental Matters. Except as set forth in Schedule 5.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

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(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

5.21 Transactions with Related Persons. Except as set forth on Schedule 5.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or since January 1, 2013 has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Schedule 5.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 5.21 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

5.22 Insurance.

(a) Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company and its Subsidiaries are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies.

(b) Schedule 5.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company since January 1, 2013. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim that could be covered by any such insurance policies, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

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5.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

5.24 Loans Receivable. All loans receivable of the Target Companies (the “Loans Receivable”) arose from loans actually provided and represent valid obligations to a Target Company. None of the Loans Receivable are, to the Knowledge of the Company, subject to any right of recourse, defense, deduction, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Company Financials. All of the Loans Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) when due.

5.25 Lending Matters.

(a) Each of the Target Companies is and has been in compliance in all material respects with all Laws relating to banking, lending or credit that are applicable to it, the conduct or operation of its business or the ownership or use of any of its assets or properties, including the regulations issued by the China Banking Regulatory Commission and PBOC. Without limiting the foregoing, with respect to each of China Lending and XWFOE: (i) such Target Company’s operating funds have either (A) come from its shareholders or (B) been borrowed from no more than two banking financial institutions, where the funds borrowed from such banking financial institutions do not exceed and have not exceeded fifty percent (50%) of its Net Capital; and (ii) the outstanding loan balances of any Loan Obligor to any Target Company does not and has not exceeded five percent (5%) of such Target Company’s Net Capital.

(b) All loans made by the Target Companies, including to Related Persons, have been made in good faith on an arm’s-length basis.

(c) Schedule 5.25(c) sets forth for the Target Companies as of each of December 31, 2013, December 31, 2014 and September 30, 2015, the aggregate amount of (i) guarantee backed loans, (ii) pledged asset backed loans, and (iii) collateral backed loans.

(d) The fair market value of the collateral or pledge securing the outstanding loan balances of each Loan Obligor with an outstanding balance in excess of $500,000 exceeds the outstanding loan balance of such Loan Obligor. Each guarantor that has guaranteed the outstanding loan balances of any Loan Obligator with an outstanding balance in excess of $500,000 was verified by the Target Companies at the time of the loan to have sufficient net assets and cash flows to satisfy such outstanding loan balances.

(e) The Target Companies have proper and sufficient documentation to enforce each outstanding loan against the applicable Loan Obligor or Loan Obligors and to enforce any related collateral, pledge and/or guarantee, all of which documentation is in full force and effect and enforceable in accordance with their respective terms. Any related collateral, pledges and guarantees of the outstanding loans of the Target Companies, if required by applicable laws of the People’s Republic of China, have been registered with the applicable Governmental Authorities, and such registrations are in full force and effect.

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5.26 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

5.27 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.28 Finders and Investment Bankers. Except as set forth in Schedule 5.28, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.29 Independent Investigation. Without limiting Section 8.4(c) hereof, the Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Purchaser); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules and Supplemental Disclosure Schedules provided by the Purchaser).

5.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Documents or the Extension Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

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5.31 Disclosure. No representations or warranties by the Company in this Agreement (including the disclosure schedules hereto) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the disclosure schedules hereto and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Sellers hereby severally represent and warrant to the Purchaser as follows:

6.1 Due Organization and Good Standing. Each Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2 Authorization; Binding Agreement. Each Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which a Seller is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Ownership. Sellers own good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens, with each Seller owning the Purchased Shares set forth on Annex I. There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which a Seller is a party or by which a Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of the Purchased Shares to the Purchaser on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by the Purchaser), will pass to the Purchaser.

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6.4 Governmental Approvals. Except as otherwise described in Schedule 6.4, no Consent of or with any Governmental Authority on the part of any Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by a Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) pursuant to Antitrust Laws.

6.5 Non-Contravention. Except as otherwise described in Schedule 6.5, the execution and delivery by each Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound, and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by each Seller with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Seller’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which a Seller is a party or a Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to have a Material Adverse Effect on any Seller.

6.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving any Seller or any of its officers, directors, managers, shareholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is a party.

6.7 Investment Representations. Each Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement; (d) is aware that an investment in the Purchaser is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, the Purchaser is under no obligation hereunder to register the Exchange Shares under the Securities Act. No Seller has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), each Seller is capable of evaluating the risks and merits of an investment in the Purchaser and of protecting its interests in connection with this investment. Each Seller has carefully read and understands all materials provided by or on behalf of the Purchaser or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in the Purchaser and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Each Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Each Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by the Purchaser or its Representatives. Each Seller acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Purchaser), no representations or warranties have been made by the Purchaser or any of its Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in the Purchaser or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Each Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

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6.8 Finders and Investment Bankers. No Seller, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

6.9 Independent Investigation. Without limiting Section 8.4(c) hereof, each Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. Each Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules and any Supplemental Disclosure Schedules provided by the Purchaser); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules and Supplemental Disclosure Schedules provided by the Purchaser).

6.10 Information Supplied. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Documents or the Extension Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Seller makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

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Article VII
COVENANTS

7.1 Access and Information.

(a) The Company shall give, and shall direct its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) The Purchaser shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

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7.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 7.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement (including as contemplated by the PIPE Investment) or as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend (other than as permitted by Section 7.19(b)) or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) other than in the ordinary course of business consistent with past practice, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) other than in the ordinary course of business consistent with past practice, terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract (A) involving amounts reasonably expected to exceed $100,000 per year or $250,000 in the aggregate, (B) that would be a Company Material Contract or (C) with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of sixty (60) days or less;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) other than in the ordinary course of business consistent with past practice, waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) other than in the ordinary course of business consistent with past practice, make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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(xviii) other than in the ordinary course of business consistent with past practice, voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) authorize or agree to do any of the foregoing actions.

7.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Extension Documents or as set forth on Schedule 7.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or the Extension Documents or as set forth on Schedule 7.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) except as contemplated herein, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change in any manner adverse to the Purchaser, fail in any material respect to comply with the provisions of or take any action that would reasonably be expected to result in a material default under, the Trust Agreement;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate;

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(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Company and its Subsidiaries that the Company’s certified public accountants may issue.

7.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants on Nasdaq.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company or its Subsidiaries (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company or its Subsidiaries, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

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(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or, with respect to any Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7 No Trading. The Company and the Sellers acknowledge and agree that each is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and the Sellers hereby agree that, while any of them are in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than acquire the Exchange Shares in accordance with Article I and Article II), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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7.8 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives (or with respect to the Company, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

(f) Without limiting anything to the contrary contained herein, during the Interim Period, the Company shall cooperate with and assist the Purchaser with respect to the PIPE Investment and use its commercially reasonable efforts to cause the PIPE Investment to occur.

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7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings; provided, that the PIPE Investment shall not exceed an aggregate of Twenty-Four Million U.S. Dollars ($24,000,000) without the prior written consent of the Company.

7.11 The Proxy Statement; Extension.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of the Purchaser’s shareholders (the “Shareholder Meeting”) seeking the approval of the Purchaser’s shareholders for the transactions contemplated by this Agreement and offering to redeem from its public shareholders their Purchaser Ordinary Shares in conjunction with a shareholder vote on the transactions contemplated by this Agreement (the “Redemption”), all in accordance with and as required by the Purchaser’s Organizational Documents, the IPO Prospectus, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. In the Proxy Statement, the Purchaser shall seek (i) adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein (including, if required, the issuance of the PIPE Shares) by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the BVI Act, and the rules and regulations of the SEC and Nasdaq, (ii) if required to be approved by the Purchaser’s shareholders, adoption and approval of an Amended and Restated Memorandum and Articles of Association of the Purchaser in form and substance reasonably acceptable to the Purchaser and the Company (the “Amended Charter”) (which Amended Charter, if appropriate as determined by the Purchaser, will be adopted by the Purchaser in two separate amendments, one prior to the consummation of the PIPE Investment in order to further detail the rights of the PIPE Shares and the other to become effective at the time of the Closing and upon registration by the BVI Registry to, among other things, change the name of the Purchaser effective as of the Closing to “China Direct Lending Corporation”), (iii) to appoint, and designate the classes of, the members of the board of directors of the Purchaser, and appoint the members of any committees thereof, in each case in accordance with Section 7.16 hereof, and (iv) to obtain any and all other approvals necessary or advisable to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Documents. In connection with the Proxy Statement, the Purchaser will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in the Purchaser’s Organizational Documents, the BVI Act and the rules and regulations of the SEC and Nasdaq (such Proxy Statement and the documents included or referred to therein pursuant to which the Redemption will be made, together with any supplements, amendments and/or exhibits thereto, the “Proxy Documents”).

(b) If the Purchaser reasonably believes that the Closing will most likely not occur prior to the eighteen (18) month anniversary of the IPO (the “Purchaser Wind-Up Date”), but that the Parties are reasonably capable of causing the Closing to occur after the Purchaser Wind-Up Date, but prior to the six (6) month anniversary of the date of this Agreement, and so long as none of the Sellers or the Company are in material breach of this Agreement (which breach has not been cured), the Purchaser shall prepare with the assistance of the Company and the Sellers and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, materials in the form of a proxy statement to be used for the purpose of soliciting proxies from the holders of Purchaser Ordinary Shares to approve, at a special meeting of the holders of Purchaser Ordinary Shares (the “Extension Special Meeting”), an amendment to the Purchaser Charter to extend the deadline for the Purchaser to consummate its initial business combination (and, if applicable, each amendment set forth therein) (the “Extension”), and providing such holders with a Redemption Offer in connection therewith (the “Extension Proxy Statement”, and together with the documents included or referred to therein pursuant to which the Extension will be made, together with any supplements, amendments and/or exhibits thereto, the “Extension Documents”).

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(c) Except with respect to the information provided by or on behalf of the Target Companies or the Sellers for inclusion in the Proxy Statement and other Proxy Documents or the Extension Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and other Proxy Documents and, if applicable, the Extension Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Purchaser shall cause the Proxy Documents and, if applicable, the Extension Documents to be disseminated as promptly as practicable to the Purchaser’s equity holders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company and the Sellers shall promptly provide to the Purchaser such information concerning the Sellers, the Target Companies and their respective businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors and employees as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Documents or the Extension Documents. Subject to compliance by the Company and the Sellers with the immediately preceding sentence with respect to the information provided or to be provided by or on behalf of them for inclusion in the Proxy Documents or the Extension Documents, the Purchaser shall cause the Proxy Documents and, if applicable, the Extension Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Proxy Documents and, if applicable, the Extension Documents (including, in each case, any amendments or supplements thereto) to Company such that the Company and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of such Persons. The Purchaser and the Company and their respective Representatives shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Documents and, if applicable, the Extension Documents and promptly correct any information provided by it for use in the Proxy Documents or, if applicable, Extension Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Proxy Documents and, if applicable, the Extension Documents and cause the Proxy Documents and, if applicable, the Extension Documents, in each case as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Ordinary Shares, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents. The Purchaser shall provide the Company and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Proxy Documents or, if applicable, the Extension Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. The Purchaser shall use its reasonable commercial efforts to cause the Proxy Statement and, if applicable, the Extension Documents to “clear” comments from the SEC and its staff and to permit the Company and its Representatives to participate with the Purchaser or its Representatives in any discussions or meetings with the SEC and its staff. The Company and the Sellers shall, and shall cause each of the Target Companies to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Documents and, if applicable, the Extension Documents, and responding in a timely manner to comments from the SEC. The Purchaser shall call (i) the Shareholder Meeting as promptly as reasonably practicable after the Proxy Statement has “cleared” comments from the SEC, and (ii), if applicable, the Extension Special Meeting as promptly as reasonable practicable after the Extension Proxy Statement has “cleared” comments from the SEC.

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(d) If at any time prior to the Closing, any information relating to the Purchaser, on the one hand, or the Company, its Subsidiaries or the Sellers, on the other hand, or any of their respective Affiliates, businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors or employees, should be discovered by the Purchaser, on the one hand, or the Target Companies or the Sellers, on the other hand, that should be set forth in an amendment or supplement to the Proxy Documents or, if applicable, the Extension Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Purchaser’s shareholders.

7.12 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser, the Company and the DT Representative and the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the second (2nd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the second (2nd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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7.13 Confidential Information.

(a) The Company (prior to the Closing) and the Sellers hereby agree that they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company (prior to the Closing), any Seller or any of the respective Representatives becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 7.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company with prompt written notice of such requirement so that the Company, a Seller or an Affiliate of any of them may seek a protective order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(a), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

7.14 Litigation Support. Following the Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Purchaser or any Target Company, each of the other Parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under Article VIII in which case, the costs and expense will be borne by the parties as set forth in Article VIII).

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7.15 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and make the same available for inspection and copying by the DT Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or any Target Company without first advising the DT Representative in writing and giving the DT Representative a reasonable opportunity to obtain possession thereof.

7.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the two (2) persons that are designated by the Purchaser prior to the Closing (the “DT Directors”), both of whom shall qualify as independent directors under Nasdaq rules, and (ii) the three (3) persons that are designated by the Company prior to the Closing (the “Seller Directors”), at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules. Pursuant to the Amended Charter as in effect as of the Closing, the Post-Closing Purchaser Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term), (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and (III) a third class of directors, the Class III Directors, serving a three (3) year term, such term effective from the Closing. The DT Directors shall be Class III Directors. In accordance with the Amended Charter as in effect at the Closing, no director on the Post-Closing Purchaser Board may be removed without cause. Subject to resignations provided by the Company’s directors, the board of directors of the Company immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. Each Seller hereby agrees to vote all equity securities of the Company and, after the Closing, the Purchaser consistent with the terms hereof.

(b) The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign, so that the individuals serving as executive officers of the Purchaser immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

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7.17 Disclosure Schedules.

(a) During the Interim Period, each of the Company, the Sellers and the Purchaser shall have the right, by providing one or more written supplemental disclosure schedules (“Supplemental Disclosure Schedules”) to the others, to update its disclosure schedules to disclose updates: (a) to reflect changes in the ordinary course of business first existing or occurring after the date of this Agreement, which if existing or occurring on or prior to the date of this Agreement, would have been required to be set forth on such schedules, and (b) which updates do not result from any breach of a covenant made by such disclosing Party or its Affiliates in this Agreement. Other than any updates permitted by the prior sentence, no Supplemental Disclosure Schedule shall affect any of the conditions to the Parties’ respective obligations under the Agreement (including for purposes of determining satisfaction or waiver of the conditions set forth in Article IX), or any indemnification rights under Article VIII or any other remedy available to the Parties arising from a representation or warranty that was or would be inaccurate, or a warranty that would be breached, without qualification by the update.

(b) For the purposes of the Company Disclosure Schedules and the Purchaser Disclosure Schedules, any information, item or other disclosure set forth in any part of such disclosure schedules (or, to the extent applicable, any Supplemental Disclosure Schedule) shall be deemed to have been set forth in all other applicable parts of such disclosure schedules (or, to the extent applicable, Supplemental Disclosure Schedules) to the extent that the applicability of such disclosure to such other parts is reasonably apparent on the face of such disclosure. Inclusion of information in any disclosure schedule or Supplemental Disclosure Schedule shall not be construed as an admission by such party that such information is material to the business, properties, financial condition or results of operations of, as applicable, the Company, the Sellers or the Purchaser or their respective Affiliates. Matters reflected in any disclosure schedule or Supplemental Disclosure Schedule is not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in such disclosure schedule or Supplemental Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

7.18 Use of Trust Account Proceeds After the Closing. The Parties agree that after the Closing, the funds in the Trust Account and any proceeds received by the Purchaser from the PIPE Investment, after taking into account payments for the Redemption, shall first be used (i) to pay the Purchaser’s accrued Expenses for the transactions contemplated by this Agreement and (ii) to pay the deferred Expenses (including cash amounts payable to EBC and any legal fees) of the IPO. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for general corporate purposes.

7.19 Purchaser Dividend Policy; Company Pre-Closing Dividend.

(a) The Parties hereby agree from and after the Closing to encourage the Purchaser’s board of directors to adopt a stated dividend policy for the Purchaser consistent with Annex III hereto. Notwithstanding the foregoing, the Parties acknowledge that the Purchaser’s board of directors is solely responsible for declaring and paying dividends, and nothing herein shall require a director of Purchaser to breach its fiduciary duties to the Purchaser and Purchaser’s shareholders.

(b) The Parties hereby agree that prior to the Closing, the Company may make a special cash dividend in an aggregate amount equal to fifty percent (50%) of the Company’s consolidated net income (if any) for its fiscal year ending December 31, 2015 as set forth in its audited consolidated financial statements for the fiscal year ending December 31, 2015.

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7.20 Purchaser Policies. During the Interim Period, the Purchaser will consult with the Company, and the Purchaser and the Company will adopt, effective as of the Closing, corporate and operational policies for the Purchaser, the Company and their respective Subsidiaries, including the Target Companies, appropriate for a company publicly traded in the United States with active business and operations in the industries and regions in which the Target Companies operate and contemplate operating as of the Closing. Such policies will include a conflicts of interest policy establishing, among other matters, proper procedures and limitations for related party loans involving the Purchaser or any of its Subsidiaries, including the Target Companies (the “Conflicts of Interest Policy”).

7.21 SOX 404(b) Compliance. From and after the Closing, the Sellers agree to, and cause the Seller Directors to, engage the Purchaser’s audit firm to complete an attestation pursuant to Section 404(b) of SOX and Item 308(b) of Regulation S-K of the Purchaser’s internal control over financial reporting effective no later than December 31, 2017, or such earlier date as is required by SEC rules or other applicable Law, with such audit firm’s attestation report to be included in the Purchaser’s applicable annual report.

7.22 Purchaser Fiscal Period. Effective as of the Closing, the Purchaser will change its fiscal period to a December 31 year end.

Article VIII
SURVIVAL AND INDEMNIFICATION

8.1 Survival.

(a) All representations and warranties of the Company and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until eighteen (18) months after the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 5.14 (Taxes and Returns), 5.19 (Benefit Plans), 5.20 (Environmental Matters), 5.30 (Information Supplied) and 6.10 (Information Supplied) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (b) the representations and warranties contained in Sections 5.1 (Due Organization and Good Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Capitalization), 5.4 (Subsidiaries), 5.28 (Finders and Investment Bankers), 5.29 (Independent Investigation), 6.1 (Due Organization and Good Standing), 6.2 (Authorization; Binding Agreement), 6.3 (Ownership), 6.8 (Finders and Investment Bankers) and 6.9 (Independent Investigation) will survive indefinitely. Additionally, Fraud Claims against the Company or the Sellers shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 8.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Company and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 8.2 other than clauses (a) or (b) thereof may be made at any time.

(b) The representations and warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Purchaser and its Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Purchaser or its Representatives with respect thereto. The covenants and agreements made by the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

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8.2 Indemnification by the Sellers. Subject to the terms and conditions of this Article VIII, from and after the Closing, the Sellers and their respective successors and assigns (each, with respect to any claim made under this Section 8.2, an “Indemnifying Party”) will jointly and severally indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made under this Section 8.2, an “Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by the Company or any Seller set forth in this Agreement or in any certificate delivered by the Company, any Seller or the Seller Representative pursuant to this Agreement; (b) the breach of any covenant or agreement on the part of any Seller, the Company or, after the Closing, the Purchaser, set forth in this Agreement or in any certificate delivered by the Company, any Seller, the Seller Representative or the Purchaser pursuant to this Agreement; or (c) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

8.3 Payment from Escrow Account. Except for Fraud Claims, (i) any indemnification claims against an Indemnifying Party under this Article VIII shall be exclusively brought against and paid solely from the Escrow Account and the Accrued Dividends, and (ii) the aggregate indemnification claims shall not exceed the Escrow Shares and other Escrow Property in the Escrow Account plus any Accrued Dividends, subject to Section 8.4(a). Any indemnification claims shall first be paid with Accrued Dividends, then with any cash or cash equivalents that are held in the Escrow Account, then with the Escrow Shares and then with any remaining property in the Escrow Account. With respect to any indemnification payment that includes Escrow Shares, the value of each Escrow Share for purposes of determining the indemnification payment shall be the Purchaser Share Price on the date that the indemnification claim is finally determined in accordance with this Article VIII. For successful indemnification claims by an Indemnified Party, within five (5) Business Days after the indemnification claim is finally determined in accordance with this Article VIII, the Escrow Agent shall disburse a number of Escrow Shares and other Escrow Property equal to the amount of such indemnification claim (as determined in accordance with this Article VIII) from the Escrow Account to the Purchaser (and the DT Representative and the Seller Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). The Purchaser will cancel any Escrow Shares distributed to the Purchaser from the Escrow Account promptly after its receipt thereof and cancel any Accrued Dividend payable in respect of such Escrow Shares. Notwithstanding anything to the contrary contained in this Agreement, any Earn-Out Payments paid pursuant to Article II shall be reduced by the amount of any indemnification claims by any Indemnified Parties under this Article VIII that (i) are pending, (ii) have been finally determined as due and owing but are unpaid from the Escrow Account in accordance with this Article VIII or (iii) have been paid from the Escrow Account in accordance with this Article VIII but have not previously been used to reduce the amount of any prior Earn-Out Payment. Upon the final determination of any such pending indemnification claim, if the final amount determined to be payable to the Indemnified Parties is less than the amount reserved for such claim, then to the extent that such pending claim reduced and would otherwise continue to reduce the amount of any prior Earn-Out Payment (after first giving effect for other reductions to the amount of such prior Earn-Out Payment pursuant to the preceding sentence, including other pending indemnification claims, taking into account the following events occurring after the time that the Earn-out Payment was initially reduced: (x) any adjustments to the claimed amount for any other indemnification claims existing at such time; and (y) the amount of any new pending or finally determined indemnification claims made since such time), such amount of Escrow Property will be promptly thereafter disbursed by the Escrow Agent from the Escrow Account to the Sellers (and Purchaser shall pay the Accrued Dividends).

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8.4 Limitations and General Indemnification Provisions.

(a) Except for Fraud Claims, the maximum aggregate amount of indemnification payments to which the Indemnifying Parties will be obligated to pay in the aggregate under Section 8.2 shall not exceed an amount equal to the Escrow Property in the Escrow Account plus any Accrued Dividends. Notwithstanding the foregoing, in the event that any Escrow Property and/or Accrued Dividends are disbursed to any Seller, if there is an indemnification claim against an Indemnifying Party that is finally determined to be due and owing to an Indemnified Party in accordance with the terms of this Agreement, to the extent that there is insufficient Escrow Property in the Escrow Account to pay for such indemnification claim, the Sellers shall personally be jointly and severally liable to applicable Indemnified Parties for such excess indemnification obligations, with each Seller personally liable for up to a maximum amount (except with respect to Fraud Claims) equal to the fair market value of the Escrow Property and Accrued Dividends disbursed to such Seller on the date of disbursement from the Escrow Account (with each Escrow Share valued at the Purchaser Share Price).

(b) Solely for purposes of determining the amount of Losses under this Article VIII (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(c) No investigation or knowledge by an Indemnified Party or the DT Representative or their respective Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VIII, with respect thereto.

(d) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

8.5 Indemnification Procedures.

(a) The DT Representative shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article VIII, including bringing and settling any claims hereunder and receiving any notices on behalf of the Indemnified Parties. The Seller Representative shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this Article VIII, including defending and settling any claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

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(b) In order to make a claim for indemnification hereunder, the DT Representative on behalf of an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Seller Representative on behalf of the Indemnifying Parties and to the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the DT Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

(c) In the case of any claim for indemnification under this Article VIII arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the DT Representative must give a Claim Notice with respect to such Third Party Claim to the Seller Representative promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Seller Representative will have the right to defend and to direct the defense against any such Third Party Claim, at its expense and with counsel selected by the Seller Representative, unless (i) the Seller Representative fails to acknowledge fully to the DT Representative the obligations of the Indemnifying Party to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Seller Representative on behalf of the Indemnifying Party and the DT Representative on behalf of the Indemnified Party in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the amount of the Escrow Property plus Accrued Dividends. If the Seller Representative on behalf of the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the DT Representative of its intent to do so, and the DT Representative and the Indemnified Party will, at the request and expense of the Seller Representative, cooperate in the defense of such Third Party Claim. If the Seller Representative on behalf of the Indemnifying Party elects not to, or at any time is not entitled under this Section 8.5 to, compromise or defend such Third Party Claim, fails to notify the DT Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the DT Representative on behalf of the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the DT Representative without the prior written consent of the Seller Representative on behalf of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Seller Representative’s right on behalf of the Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the DT Representative on behalf of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Seller Representative’s right on behalf of the Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, the Seller Representative on behalf of the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the DT Representative on behalf of the Indemnified Party; provided, however, that consent by the DT Representative on behalf of the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The DT Representative on behalf of the Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller Representative’s right on behalf of the Indemnifying Party to direct the defense.

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(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Seller Representative on behalf of the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Seller Representative on behalf of the Indemnifying Party does not respond within such thirty (30) days, the Seller Representative on behalf of the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VIII and will have no further right to contest the validity of such Claim Notice. If the Seller Representative on behalf of the Indemnifying Party responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the DT Representative on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement (subject to Section 12.4), any Ancillary Documents or applicable Law.

8.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims related to the negotiation or execution of this Agreement or claims seeking injunctions or specific strict performance (including pursuant to Section 12.7), indemnification pursuant to this Article VIII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

Article IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company, the Purchaser and the Seller Representative of the following conditions:

(a) Required Purchaser Shareholder Approval. The matters described in clauses (i), (ii) and (iii) of Section 7.11(a) that are submitted to the vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement (the “Required Shareholder Vote”).

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(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Law. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g) Appointment to the Board. The members of Purchaser’s board of directors shall have been elected or appointed to Purchaser’s board of directors as of the Closing consistent with the requirements of Section 7.16.

9.2 Conditions to Obligations of the Company and the Sellers. In addition to the conditions specified in Section 9.1, the obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company and the Seller Representative) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser and that do not materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated hereby.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement.

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(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary certifying as to (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence of the Required Shareholder Vote and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent.

(v) Exchange Rate Acknowledgement. The Company shall have received a copy of an acknowledgement letter between the Purchaser and the Company, in form and substance reasonably acceptable to the Company and the Purchaser, specifying the applicable currency exchange rates as of the close of business on June 30, 2015 using the USD/CNY midpoint rate as posted on the http://www.oanda.com website for purposes of Annex II and the amounts of each Earn-Out Target in RMB using such currency exchange rates (the “Exchange Rate Acknowledgement”), duly executed by the Purchaser.

(e) Effectiveness of Certain Ancillary Documents.

(i) Non-Competition Agreements. The Non-Competition and Non-Solicitation Agreements to be entered into by each Seller and the other Subject Parties thereto (as defined therein) (other than Multideal Limited and its principal, Ms. Chen Hong, who are not required to be subject to a Non-Competition and Non-Solicitation Agreement) in favor of and for the benefit of the Purchaser, the Company and each of the other Covered Parties (as defined therein) (each, a “Non-Competition Agreement”), the form of which is attached as Exhibit B hereto, shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(ii) Lock-Up Agreement. The Lock-Up Agreement to be entered into by and among the Sellers, the Purchaser and the DT Representative (the “Lock-Up Agreement”), the form of which is attached as Exhibit C hereto, shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(iii) Registration Rights Agreement. The Registration Rights Agreement to be entered into by each Seller, the Purchaser and the DT Representative (the “Registration Rights Agreement”), the form of which is attached as Exhibit D hereto, shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

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(f) Net Tangible Assets Test. Upon the Closing, and after giving effect to the completion of the Redemption and the PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001, excluding any assets or liabilities of the Target Companies.

(g) Minimum Closing Proceeds. Upon the Closing, and after giving effect to the completion of the Redemption and the PIPE Investment, there shall be at least $10,000,000 in Closing Proceeds.

9.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 9.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Sellers set forth in this Agreement and in any certificate delivered by the Company or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company and that do not materially and adversely affect the Company’s and each Seller’s ability to consummate the transactions contemplated hereby.

(b) Agreements and Covenants. The Company and each Seller shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company since the date of this Agreement.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c).

(ii) Seller Certificate. The Purchaser shall have received a certificate from each Seller, dated as of the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to such Seller.

(iii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate from its secretary certifying as to (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors and shareholders authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

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(iv) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Certified Charter. A copy of the Company Charter, as in effect as of the Closing, certified by the appropriate Governmental Authority of the British Virgin Islands as of a date no more than ten (10) Business Days prior to the Closing Date.

(vi) Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably satisfactory to the Purchaser (the “Employment Agreements”), between each of the persons set forth Schedule 9.3(d)(vi) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 9.3(d)(vi), each such Employment Agreement duly executed by the parties thereto.

(vii) Escrow Agreement. The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(viii) Legal Opinion. The Purchaser shall have received (A) a duly executed legal opinion addressed to the Purchaser and dated as of the Closing Date from the Company’s legal counsel, Appleby Global Group Services Limited, in form and substance reasonably satisfactory to the Purchaser, and (B) from the Company a copy of a duly executed legal opinion addressed to the Company and dated as of the Closing Date from the Company’s legal counsel, DeHeng Law Offices, in form and substance reasonably satisfactory to the Purchaser.

(ix) Exchange Rate Acknowledgement. The Purchaser shall have received a copy of the Exchange Rate Acknowledgement, duly executed by the Company.

(x) Share Certificates and Transfer Instruments. The Purchaser shall have received from each Seller share certificates representing the Purchased Shares (or duly executed affidavits of lost stock certificates in form and substance reasonably acceptable to the Purchaser), together with executed instruments of transfer in respect of the Purchased Shares in favor of the Purchaser (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(xi) Board Resolutions. The Purchaser shall have received duly executed written resolutions of the board of directors of the Company, in the agreed form, approving: the transfer of the Purchased Shares to the Purchaser (or its nominee) at Closing; the resignations of those directors and officers referred to at (xii) below; and the appointment of such persons as directors and/or officers of the Company as the Purchaser may request prior to Closing.

(xii) Resignations. The Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(xiii) Registered Agent Letter. The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the BVI registered agent (the “Registered Agent”) of the Company from the client of record of the Registered Agent instructing the Registered Agent to take instruction from the Purchaser (or its nominees) from Closing.

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(xiv) Conflicts of Interest Policy. The Company shall have adopted the Conflicts of Interest Policy in form and substance reasonably acceptable to the Purchaser and delivered a copy thereof to the Purchaser.

(e) Effectiveness of Certain Ancillary Documents. Each of the Non-Competition Agreements, the Lock-Up Agreement and the Registration Rights Agreement shall be duly executed and delivered and in full force and effect in accordance with the terms thereof as of the Closing.

(f) PIPE Investment. The Purchaser shall have completed the PIPE Investment for at least $12,000,000 prior to the Closing.

(g) Net Tangible Assets Test. Upon the Closing, and after giving effect to the completion of the Redemption and the PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001, excluding any assets or liabilities of the Target Companies.

(h) Minimum Closing Proceeds. Upon the Closing, and after giving effect to the completion of the Redemption and the PIPE Investment, there shall be at least $10,000,000 in Closing Proceeds.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such the failure of such Party or its Affiliates (or with respect to the Company, any Seller) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X
TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by the Purchaser Wind-Up Date (the “Outside Date”) (unless the Purchaser receives the approval of its shareholders for the Extension, in which case, the Outside Date shall be extended to the earlier of (x) such extended date before which the Purchaser must complete its initial business combination or (y) the six (6) month anniversary of the date of this Agreement; provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

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(d) by written notice by the Company, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date;

(e) by written notice by the Purchaser, if (i) there has been a breach by the Company or the Sellers of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or (B) the Outside Date;

(f) by written notice by the Purchaser if there shall have been a Material Adverse Effect on the Company or its Subsidiaries following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Purchaser if the Shareholder Meeting is held and the Required Shareholder Vote is not obtained as such meeting; or

(h) by written notice by the Purchaser if the Extension Special Meeting (including any adjournments or postponements thereof) shall have concluded and the Extension shall not have been approved.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.12, 7.13, 10.3, 10.4, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Article XI). Without limiting the foregoing, and except as provided in Sections 10.3 and 10.4 and this Section 10.2, but subject to Section 11.1, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. Subject to Sections 10.4, 11.1, 12.14 and 12.15 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination.

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10.4 Termination Fee. Notwithstanding Section 10.3 above, in the event that there is a termination of this Agreement by the Purchaser pursuant to Section 10.1(e), the Company shall pay to the Purchaser a termination fee equal to the Expenses actually incurred by or on behalf of the Purchaser or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the transactions contemplated hereby, including any related SEC filings, the Proxy Documents and the Redemption (the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Purchaser within ten (10) Business Days after the Purchaser delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser would otherwise be entitled to assert against the Company or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Purchaser, provided, that the foregoing shall not limit (x) the Company or any Seller from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against the Company or any Seller, in either case, prior to termination of this Agreement or (y) the rights of the Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article XI
WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. The Company and each Seller hereby acknowledges that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and certain additional proceeds (including interest accrued from time to time thereon) initially in an amount of $69,972,642.60 for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the underwriters of the IPO) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”), (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) to pay any taxes and for working capital purposes from the interest accrued in the Trust Account and (d) to the Purchaser after or concurrently with the consummation of its Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each Seller hereby agrees on behalf of itself and its Affiliates that none of them does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Purchaser (or its Affiliates) and any of them, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company and each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Purchaser or its Affiliates and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). The Company and each Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce them to enter in this Agreement, and the Company and each Seller further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent that the Company, any Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Affiliates, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Affiliates, the Company and each Seller hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any of them or their Affiliates (or any other Person claiming on their behalf) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, any Seller or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Affiliates which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Affiliates shall be entitled to recover from the commencing Person and its Affiliates the associated legal fees and costs in connection with any such action, in the event the Purchaser or its Affiliate prevails in such action or proceeding.

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11.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates and any China Lending Shareholder that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 11.2.

Article XII
MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

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If to the Purchaser at or prior to the Closing, or to the DT Representative, to:

DeTiger Holdings Limited

Room 1102, 11/F

Beautiful Group Tower

77 Connaught Road

Central, Hong Kong

Attention: Winnie NG, Director

Facsimile No.: (852) 3753-3393

Telephone No.: (852) 2110-0081

Email: Office@DeTigerCapital.com

and

DT Asia Investments Limited

c/o 100 Park Avenue, Suite 1600

New York, NY 10017, USA

Attention: Stephen N. Cannon

Telephone No.: (212) 880-2677

Email: steve@DTAsiaInvest.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Stuart Neuhauser, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: sneuhauser@egsllp.com

If to the Company, to:

Adrie Global Holdings Limited

Prior to February 1, 2016: Suite 828, 8th Floor, Satellite Building

As of February 1, 2016: 11th Floor, Satellite Building
473 Satellite Road

Economic Technological Development Zone

Urumqi, Xinjiang, China 830000

Attention: Li Jingping and Stephen Chan

Facsimile No.: +86 991-2322126

Telephone No.: +86 991-3072247

Email: lijingping@fhxd.net and

           chan.stephen@fhxd.net

with a copy (which will not constitute notice) to:

Foley & Lardner LLP

90 Park Avenue

New York, NY 10016-1314

Attention: Selig D. Sacks

Facsimile No.: (212) 687-2329

Telephone No.: (212) 338-3420

Email: ssacks@foley.com

If to the Seller Representative or any Seller, to:

Li Jingping

c/o Urumqi Feng Hui Direct Lending Limited

Prior to February 1, 2016: Suite 828, 8th Floor, Satellite Building

As of February 1, 2016: 11th Floor, Satellite Building

473 Satellite Road

Economic Technological Development Zone

Urumqi, Xinjiang, China 830000

Attention: Li Jingping and Stephen Chan

Facsimile No.: +86-991-2321276

Telephone No.: +86-991-3072247

Email: lijingping@fhxd.net and

           chan.stephen@fhxd.net

with a copy (which will not constitute notice) to:

Foley & Lardner LLP

90 Park Avenue

New York, NY 10016-1314

Attention: Selig D. Sacks

Facsimile No.: (212) 687-2329

Telephone No.: (212) 338-3420

Email: ssacks@foley.com

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If to the Purchaser after the Closing, to:

China Direct Lending Corporation

11th Floor, Satellite Building

473 Satellite Road

Economic Technological Development Zone

Urumqi, Xinjiang, China 830000

Attention: Li Jingping and Stephen Chan

Facsimile No.: +86 991-2322126

Telephone No.: +86 991-3072247

Email: lijingping@fhxd.net and

           chan.stephen@fhxd.net

with a copy (which will not constitute notice) to:

Foley & Lardner LLP

90 Park Avenue

New York, NY 10016-1314

Attention: Selig D. Sacks

Facsimile No.: (212) 687-2329

Telephone No.: (212) 338-3420

Email: ssacks@foley.com

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Stuart Neuhauser, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: sneuhauser@egsllp.com

12.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser, the Company, the DT Representative and the Seller Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4 Arbitration. Any and all disputes, controversies and claims (other than disputes subject to the Dispute Resolution Procedure under Section 2.2 or applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 12.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 12.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

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12.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 12.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Subject to Section 12.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

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12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the DT Representative and the Seller Representative.

12.10 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the DT Representative.

12.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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12.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Exhibit” and “Annex” are intended to refer to Sections, Articles, Schedules, Exhibits and Annexes to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its members under the BVI Act or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

12.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.14 DT Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints DeTiger Holdings Limited, in its capacity as the DT Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person in connection with: (i) bringing, managing, controlling, defending and settling on behalf of a Purchaser Indemnified Party or Purchaser Indemnifying Party any indemnification claims by or against any of them under Article VIII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 8.5; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the Earn-Out Payments under Article II and any disputes with respect thereto; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the DT Representative is a party; (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the DT Representative is a party; and (vi) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the DT Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the DT Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Sellers and their respective successors and assigns). All decisions and actions by the DT Representative, including any agreement between the DT Representative and the Seller Representative, any Seller or other Seller Indemnified Party or Seller Indemnifying Party relating to the defense or settlement of any claims for which a Seller Indemnifying Party may be required to indemnify a Purchaser Indemnified Party pursuant to Article VIII or for which a Purchaser Indemnifying Party may be required to indemnify a Seller Indemnified Party pursuant to Article VIII, shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and they shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.14 are irrevocable and coupled with an interest. The DT Representative hereby accepts its appointment and authorization as the DT Representative under this Agreement.

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(b) The DT Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Agreement as the DT Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the DT Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the DT Representative and arising out of or in connection with the acceptance or administration of the DT Representative’s duties under this Agreement, including the reasonable fees and expenses of any legal counsel retained by the DT Representative. In no event shall the DT Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The DT Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the DT Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the DT Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the DT Representative may deem necessary or desirable from time to time. All of the indemnities, immunities, releases and powers granted to the DT Representative under this Section 12.14 shall survive the Closing.

(c) The Person serving as the DT Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the DT Representative appoints in writing a replacement DT Representative. Each successor DT Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original DT Representative, and the term “DT Representative” as used herein shall be deemed to include any such successor DT Representatives.

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12.15 Seller Representative.

(a) By the execution and delivery of this Agreement, each Seller, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Li Jingping, in its capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Seller Representative is a party, including: (i) bringing, managing, controlling, defending and settling on behalf of a Seller Indemnified Party or Seller Indemnifying Party any indemnification claims by or against any of them under Article VIII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 8.5; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the Earn-Out Payments under Article II and any disputes with respect thereto; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Seller Representative is a party (provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature); (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Seller Representative is a party; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its sole discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vii) incurring and paying expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receiving all or any portion of the consideration provided to the Sellers under this Agreement and to distribute the same to the Sellers in accordance with their Pro Rata Shares; and (ix) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Seller Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the DT Representative, the Purchaser or any other Purchaser Indemnified Party or Purchaser Indemnifying Party relating to the defense or settlement of any claims for which a Seller Indemnifying Party may be required to indemnify a Purchaser Indemnified Party pursuant to Article VIII or for which a Purchaser Indemnifying Party may be required to indemnify a Seller Indemnified Party pursuant to Article VIII, shall be binding upon the Sellers and their respective successors and assigns, and they shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement

(b) Any other Person, including the DT Representative, the Purchaser, the Company and the other Purchaser Indemnified Parties and Purchaser Indemnifying Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of Sellers hereunder or any Ancillary Document to which the Seller Representative is a party. The DT Representative, the Purchaser, the Company and each Purchaser Indemnified Party and Purchaser Indemnifying Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any claims for indemnification by a Purchaser Indemnified Party or against a Purchaser Indemnifying Party pursuant to Article VIII, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller or other Seller Indemnified Party or Seller Indemnifying Party shall have any cause of action against the DT Representative, the Purchaser, the Company or any other Purchaser Indemnified Party or Purchaser Indemnifying Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The DT Representative, the Purchaser, the Company and the other Purchaser Indemnified Parties and Purchaser Indemnifying Parties shall not have any liability to any Seller or other Seller Indemnified Party or Seller Indemnifying Party for any allocation or distribution among Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Seller under this Agreement or any Ancillary Document to which the Seller Representative is a party shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 12.15(d) of the replacement of the Seller Representative).

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(c) The Seller Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative will not be responsible to Sellers for any Losses that any Seller or other Seller Indemnified Party or Seller Indemnifying Party may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. The Sellers do hereby jointly and severally agree to indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the bad faith, gross negligence or willful misconduct of the Seller Representative. The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but will be entitled to the payment from Sellers of all its expenses incurred as the Seller Representative.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Sellers, then the Sellers shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Sellers holding in the aggregate Pro Rata Shares in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the DT Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

Article XIII
DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2016 Earn-Out Target” means the amount set forth in the table on Annex IV hereto under the heading “2016 Earn-Out Target” based on the Net Closing Proceeds (as it may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement).

“2017 Earn-Out Target” means the amount set forth in the table on Annex IV hereto under the heading “2017 Earn-Out Target” based on the Net Closing Proceeds (as it may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement).

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“2018 Earn-Out Target” means the amount set forth in the table on Annex IV hereto under the heading “2018 Earn-Out Target” based on the Net Closing Proceeds (as it may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement).

“Accrued Dividends” means any dividends or distributions paid or otherwise accruing to the Escrow Shares during the time such Escrow Shares are held in the Escrow Account, as of the relevant date.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Adjusted Net Income” means with respect to any designated period of time, the aggregate consolidated net income of the Purchaser and the Company and their respective Subsidiaries (without double-counting any periods during which the Purchaser and the Company are consolidated) for such period, determined in accordance with GAAP as adjusted by and calculated in accordance with the methodology set forth on Annex II hereto.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. Notwithstanding anything to the contrary contained herein, China Lending and its Subsidiaries will be deemed to be Affiliates of the Company for all purposes of this Agreement.

“Alternative Earn-Out Target” means the amount set forth in the table on Annex IV hereto under the heading “Alternative Earn-Out Target” based on the Net Closing Proceeds (as it may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement).

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Escrow Agreement, the Non-Competition Agreements, the Lock-Up Agreement and the Registration Rights Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“BVI Act” means the British Virgin Islands Business Companies Act, 2004, as amended.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

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“Closing Proceeds” means an amount equal to the sum of: (i) the amount of funds in the Trust Account after giving effect to the Redemption, plus (ii) the amount paid for the PIPE Shares in the PIPE Investment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the memorandum and articles of association of the Company, as amended and effective under the BVI Act.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, the Sellers or their respective Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Ordinary Shares” means the shares of par value $0.00000005 each in the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

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“Dispute Resolution Notice Date” means the date that the DT Representative or the Seller Representative receives notice from the other party that such other party has elected to resolve a dispute pursuant to Section 2.2 using the Dispute Resolution Procedure.

“Dispute Resolution Procedure” means the dispute resolution procedure set forth in Section 2.3.

“EBC” means Early Bird Capital, Inc., the lead underwriter in Purchaser’s IPO.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company in its capacity as the escrow agent under the Escrow Agreement or any other escrow agent agreed to by the Purchaser and the Company prior to the Closing (or any successor escrow agent).

“Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, including the Escrow Shares (but specifically excluding any dividends or distributions paid or payable on the Escrow Shares), giving effect to any disbursements or payments from the Escrow Account.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

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“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” means a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm recognized internationally (which appointment will be made no later than ten (10) days after the Dispute Resolution Notice Date); provided, that if the Independent Expert does not accept its appointment or if the DT Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Dispute Resolution Notice Date, either the DT Representative or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The parties agree that the Independent Expert will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types covered by Section 2.2.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web pages and related rights, items and documentation related thereto.

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“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated September 30, 2014, and filed with the SEC on October 1, 2014 (File No. 333-197187).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, including China Lending, after due inquiry or (ii) any other Party, the actual knowledge of its directors and executive officers, after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loan Obligor” means, with respect to any loan made by any Target Company, any Person or Persons obligated to make payments pursuant to or with respect to such loan, including any guarantor thereof.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension, if required); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if required) or the failure to obtain the Required Shareholder Vote or the Extension shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

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“Nasdaq” means the Nasdaq Capital Market.

“Net Capital” means, with respect to any Target Company, such Target Company’s net capital as determined in accordance with the rules and regulations of the China Banking Regulatory Commission and PBOC and the generally accepted accounting standards of the People’s Republic of China.

“Net Closing Proceeds” means an amount equal to: (i) the Closing Proceeds, less (ii) the sum of (A) the Purchaser’s accrued Expenses for the transactions contemplated by this Agreement and (B) the deferred Expenses (including cash amounts payable to EBC and any legal fees) of the IPO, including any Expenses that are required to be paid by delivery of the Purchaser’s securities at the Closing.

“Organizational Documents” means, with respect to the Purchaser, the Purchaser Charter, and with respect to any other Party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PBOC” means the People’s Bank of China.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

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“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Charter” means the memorandum and articles of association of the Purchaser, as amended and effective under the BVI Act.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, any Seller or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, any Seller or their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Shares” means the ordinary shares of no par value in the Purchaser.

“Purchaser Private Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Ordinary Share at a purchase price of $12.00 per full Purchaser Ordinary Share.

“Purchaser Private Units” means the units issued in private placements to EBC and Sponsor at the time of the consummation of the IPO and thereafter, which units consist of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Private Warrant”

“Purchaser Public Unit” means the units issued in the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Right and one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one whole warrant entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Ordinary Share at a price of $12.00 per full Purchaser Ordinary Share.

“Purchaser Right” means one right entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share automatically upon the consummation by the Purchaser of an initial Business Combination.

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“Purchaser Securities” means the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants, the Purchaser Rights, the Purchaser Private Units, the Purchaser Private Warrants and the Purchaser UPO, collectively.

“Purchaser Share Price” shall mean the average closing trade price of each Purchaser Ordinary Share (or any successor equity security, including equity securities of a successor entity issued in exchange for Purchaser Ordinary Shares) as listed by Nasdaq (or any successor exchange or quotation system on which such shares are listed or quoted) for the twenty (20) day trading period ending on the trading day immediately prior to the date of determination.

“Purchaser UPO” means the option issued to EBC and/or its designee to purchase up to 600,000 Purchaser Public Units at a price of $11.75 per unit.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“RMB” means Renminbi of the People’s Republic of China.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means DeTiger Holdings Limited, a company incorporated in the British Virgin Islands.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding anything to the contrary contained herein, China Lending and its Subsidiaries will be deemed to be Subsidiaries of the Company for all purposes of this Agreement.

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“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of September 30, 2014, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

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13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
AAA	12.4	Indemnified Party	8.2
AAA Procedures	12.4	Indemnifying Party	8.2
Acquisition Proposal	7.6(a)	Interim Balance Sheet Date	5.7(a)
Agreement	Preamble	Interim Period	7.2(a)
Alternative Earn-Out Payment	2.1	June 30, 2015 PBOC Base Rate	Annex IV
Alternative Transaction	7.6(a)	Loans Receivable	5.24
Amended Charter	7.11(a)	Lock-Up Agreement	9.2(e)(ii)
Antitrust Laws	7.9(b)	Loss	8.2
Business Combination	11.1	Management Report	5.7(a)
Base Rate Lock Date	Annex IV	Non-Competition Agreement	9.2(e)(i)
BWFOE	Recitals	Off-the-Shelf Software Agreements	5.13(a)
CFO	2.2	Outbound IP License	5.13(c)
China Lending	Recitals	Outside Date	10.1(b)
China Lending Shareholders	Recitals	Party(ies)	Preamble
Claim Notice	8.5(b)	PBOC Base Rate	Annex IV
Closing	3.1	PIPE Investment	Recitals
Closing Date	3.1	PIPE Investors	Recitals
Closing Filing	7.12(b)	PIPE Shares	Recitals
Closing Press Release	7.12(b)	Post-Closing Purchaser Board	7.16(a)
Company	Preamble	Pro Rata Share	1.2
Company Benefit Plan	5.19(a)	Proxy Documents	7.11(a)
Company Disclosure Schedules	Article V	Proxy Statement	7.11(a)
Company Financials	5.7(a)	Public Certifications	4.6(a)
Company IP	5.13(d)	Public Shareholders	11.1
Company IP Licenses	5.13(a)	Purchased Shares	1.1
Company Material Contract	5.12(a)	Purchaser	Preamble
Company Permits	5.10	Purchaser Disclosure Schedules	Article IV
Company Personal Property Leases	5.16	Purchaser Financials	4.6(b)
Company Real Property Leases	5.15	Purchaser Material Contracts	4.13(a)
Company Registered IP	5.13(a)	Purchaser Wind-Up Date	7.11(b)
Dispute	12.4	Redemption	7.11(a)
DT Directors	7.16(a)	Registration Rights Agreement	9.2(e)(iii)
DT Representative	Preamble	Related Person	5.21
Earn-Out Payment	2.1	Released Claims	11.1
Earn-Out Period	2.1	Releasing Persons	11.2
Earn-Out Statement	2.2	Required Shareholder Vote	9.1(a)
Earn-Out Target	2.1	Resolution Period	12.4
Earn-Out Year	2.1	SEC Reports	4.6(a)
Enforceability Exceptions	4.2	Seller Directors	7.16(a)
Environmental Permit	5.20(a)	Seller Representative	Preamble
Escrow Account	1.3	Sellers	Preamble
Escrow Agreement	1.3	Shareholder Meeting	7.11(a)
Escrow Shares	1.3	Signing Filing	7.12(b)
Exchange Rate Acknowledgement	9.2(d)(v)	Signing Press Release	7.12(b)
Exchange Shares	1.2	Specified Courts	12.5
Expenses	10.3	Supplemental Disclosure Schedules	7.17(a)
Extension	7.11(b)	Termination Fee	10.4
Extension Documents	7.11(b)	Third Party Claim	8.5(c)
Extension Proxy Statement	7.11(b)	Upper Rate Limit	Annex IV
Extension Special Meeting	7.11(b)	VIE Contracts	5.4(b)
Federal Securities Laws	7.11(b)	WFOEs	Recitals
HK Holdings	Recitals	XWFOE	Recitals
Indemnification Cap	8.4(b)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Purchaser:

DT ASIA INVESTMENTS LIMITED,
a British Virgin Islands company

By:	/s/ HaiBin Wang
Name:	HaiBing Wang
Title:	Director

The DT Representative:

DETIGER HOLDINGS LIMITED,
a British Virgin Islands company, solely in its capacity as the DT Representative hereunder

By:	/s/ Winnie Ng
Name:	Winnie Ng
Title:	Director

The Company:

ADRIE GLOBAL HOLDINGS LIMITED,
a British Virgin Islands company

By:	/s/ Li Jingping
Name:	Li Jingping
Title:	Director

The Seller Representative:

/s/ Li Jingping
Li Jingping, in the capacity hereunder as the Seller Representative

[Signature Page to Share Exchange Agreement]

The Sellers:

RUIHENG GLOBAL LIMITED,
a British Virgin Islands company

By:	/s/ Qi Wen
Name:	Qi Wen
Title:	Director

YANGWEI GLOBAL LIMITED,
a British Virgin Islands company

By:	/s/ Li Jingping
Name:	Li Jingping
Title:	Director

FAVOUR PLUS GLOBAL LIMITED,
a British Virgin Islands company

By:	/s/ Pan Chunju
Name:	Pan Chunju
Title:	Director
QIXIANG GLOBAL LIMITED,
a British Virgin Islands company

By:	/s/ Shi Feng
Name:	Shi Feng
Title:	Director

YIMAO ENTERPRISES LIMITED,
a British Virgin Islands company

By:	/s/ Yang Zhisan
Name:	Yang Zhisan
Title:	Director

JIYI GLOBAL INVESTMENTS LIMITED,
a British Virgin Islands company

By:	/s/ Liang Zandong
Name:	Liang Zandong
Title:	Director

CHANGMAN LIMITED,
a British Virgin Islands company

By:	/s/ Wang Qing
Name:	Wang Qing
Title:	Director

ZHAN ZHAO LIMITED,
a British Virgin Islands company

By:	/s/ Jin Cheng
Name:	Jin Cheng
Title:	Director

TAVISTOCK GLOBAL LIMITED,
a British Virgin Islands company

By:	/s/ Zhang Jianfeng
Name:	Zhang Jianfeng
Title:	Director

ZHONG YUN HOLDINGS LIMITED,
a British Virgin Islands company

By:	/s/ Zheng Yongde
Name:	Zheng Yongde
Title:	Director

JIEGUAN LIMITED,
a British Virgin Islands company

By:	/s/ Shi Xiaofang
Name:	Shi Xiaofang
Title:	Director

MULTIDEAL LIMITED,
a British Virgin Islands company

By:	/s/ Chen Hong
Name:	Chen Hong
Title:	Director

XINGLIN LIMITED,
a British Virgin Islands company

By:	/s/ Liu Yuanqing
Name:	Liu Yuanqing
Title:	Director

[Signature Page to Share Exchange Agreement]

ANNEX I

List of Sellers

Seller Name	No. of Purchased Shares[1] Held by Seller	Pro Rata Share
Ruiheng Global Limited	6,093,333	30.4667%
Yangwei Global Limited	3,390,000	16.9500%
Favour Plus Global Limited	1,000,000	5.0000%
Qixiang Global Limited	920,000	4.6000%
Yimao Enterprises Limited	1,100,000	5.5000%
Jiyi Global Investments Limited	1,980,000	9.9000%
Changman Limited	963,333	4.8167%
Zhan Zhao Limited	1,253,333	6.2667%
Tavistock Global Limited	333,334	1.6666%
Zhong Yun Holdings Limited	490,000	2.4500%
Jieguan Limited	510,000	2.5500%
Multideal Limited	1,000,000	5.0000%
Xinglin Limited	966,667	4.8333%
TOTAL	20,000,000	100.0000%

1 Shares of $0.00000005 par value each.

ANNEX II

Adjusted Net Income

The net income of the Purchaser and the Company and their respective Subsidiaries, on a consolidated basis, shall be adjusted as follows to determine the Adjusted Net Income used in connection with the determination of the Earn-Out Payments hereunder:

1.	Adjusted Net Income will be calculated in RMB, and compared to the Earn-Out Targets expressed in RMB as set forth in the Exchange Rate Acknowledgement. The foreign exchange rate between the U.S. dollar and RMB (or the currency of any other applicable jurisdiction where the Purchaser, the Company or any of their respective Subsidiaries conduct business at any time during the Earn-Out Period) will be fixed at the exchange rate as of the close of business on June 30, 2015 using the USD/CNY midpoint rate as posted on the http://www.oanda.com website, as agreed by the Purchaser and the Company in the Exchange Rate Acknowledgement with respect to the currencies set forth therein.

2.	If during the Earn-Out Period, the Purchaser, the Company or any of their respective Subsidiaries acquire another business (excluding the Company and its Subsidiaries as contemplated by this Agreement), then the Adjusted Net Income shall be computed without taking into consideration (i) the financial results of such acquired business or (ii) any impact such acquired business would have on the financial results of the Purchaser, the Company or their respective Subsidiaries.

3.	To exclude the following:

a.	Any extraordinary gains or losses (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary income or expenses; and

b.	Any net income from revenue that is non-recurring and earned outside of the ordinary course of business.

c.	Any Expenses, including brokers’, finders’, advisors’, consultants’ and professional fees related to the Business Combination, incurred by the Purchaser or the Target Companies prior to or at the Closing.

Any accounting term that is used herein but not defined in the Agreement shall have the meaning normally ascribed to such term under GAAP.

ANNEX III

Purchaser Dividend Policy

The Parties intend that the Purchaser will use its reasonable efforts to declare and pay dividends on the Purchaser Ordinary Shares after the Closing as follows:

●	an amount equal to fifteen percent (15%) of the Company’s consolidated net income (if any) for its fiscal year ending December 31, 2015 as set forth in its audited consolidated financial statements for the fiscal year ending December 31, 2015, which Purchaser Ordinary Share dividend will be declared and paid within forty-five (45) days after the Closing.

●	within forty-five (45) days after the filing of Purchaser’s Form 10-Q or 10-K (or substantially equivalent form), as applicable, for the first full or partial fiscal quarter period of Purchaser ending after the Closing, Purchaser will declare and pay a dividend on Purchaser Ordinary Shares in an aggregate amount equal to twenty-five percent (25%) of (i) the Purchaser’s and the Company’s aggregate consolidated net income for the period beginning January 1, 2016 through the end of such fiscal quarter (without double-counting any periods during which the Purchaser and the Company are consolidated), less (ii) the amount of dividends paid, payable or otherwise accrued as preferred dividends with respect to the PIPE Shares for such period.

●	for each fiscal quarter of the Purchaser thereafter, an amount equal to twenty-five percent (25%) of (i) the Purchaser’s consolidated net income for such fiscal quarter, less (ii) the amount of dividends paid, payable or otherwise accrued as preferred dividends with respect to the PIPE Shares for such period, which Purchaser Ordinary Share dividend will be declared and paid within forty-five (45) days after the filing of the Purchaser’s Form 10-Q or 10-K (or substantially equivalent form) for such fiscal quarter.

Such dividends will be payable by the Purchaser, at the option of each shareholder, either in cash or Purchaser Ordinary Shares.

For purposes of this Annex III, “net income” will exclude any Expenses incurred by the Purchaser that are paid by delivery of capital shares of the Purchaser.

Notwithstanding the foregoing, the Parties acknowledge that the Purchaser’s board of directors is solely responsible for declaring and paying dividends, and nothing herein shall require a director of the Purchaser to breach its fiduciary duties to the Purchaser and Purchaser’s shareholders.

ANNEX IV

Earn-Out Targets

The Parties agree that the amount of each Earn-Out Target will be determined in accordance with the table below (as such amounts may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement):

Amount of Net Closing Proceeds		Earn-Out Target
Equal to or greater than	But Less Than	2016 Earn-Out Target	2017 Earn-Out Target	2018 Earn-Out Target	Alternative Earn-Out Target
$69,000,000	N/A	$32,000,000	$38,000,000	$44,000,000	$40,000,000
$65,000,000	$69,000,000	$30,700,000	$34,500,000	$39,100,000	$35,500,000
$60,000,000	$65,000,000	$29,800,000	$33,500,000	$37,900,000	$34,500,000
$55,000,000	$60,000,000	$29,000,000	$32,500,000	$36,800,000	$33,500,000
$50,000,000	$55,000,000	$28,100,000	$31,500,000	$35,700,000	$32,500,000
$45,000,000	$50,000,000	$27,200,000	$30,500,000	$34,600,000	$31,500,000
$40,000,000	$45,000,000	$26,000,000	$29,600,000	$33,500,000	$30,500,000
$35,000,000	$40,000,000	$25,000,000	$28,600,000	$32,300,000	$29,400,000
$30,000,000	$35,000,000	$24,000,000	$27,600,000	$31,200,000	$28,400,000
$25,000,000	$30,000,000	$23,000,000	$26,000,000	$30,000,000	$27,400,000
$20,000,000	$25,000,000	$22,000,000	$25,000,000	$29,000,000	$26,400,000
$15,000,000	$20,000,000	$21,500,000	$24,600,000	$27,900,000	$25,400,000
$10,000,000	$15,000,000	$21,000,000	$23,600,000	$26,700,000	$24,300,000
$0	$10,000,000	$20,200,000	$22,600,000	$25,600,000	$23,300,000

Notwithstanding the foregoing, the Earn-Out Targets above shall be modified as follows based on the actual Closing Date in 2016:

1.	The 2016 Earn-Out Target shall be reduced by an amount equal to fifty percent (50%) of (i) the 2016 Earn-Out Target as listed above, multiplied by (ii) a fraction, where the numerator is the number of days in the 2016 calendar year prior to the Closing Date and the denominator is 366.

2.	The Alternative Earn-Out Target shall be reduced by an amount equal to one-third (1/3rd) of the 2016 Earn-Out Target reduction calculated pursuant to item 1 above.

Solely for purposes of an example of the foregoing formula, if the Closing Date is February 15, 2016, and the amount of the Net Closing Proceeds is $58,000,000:

●	The 2016 Earn-Out Target will be $27,217,213 (calculated as $29,000,000 – 50% x ($29,000,000 x 45/366), which is also equal to $29,000,000 – $1,782,787); and

●	The Alternative Earn-Out Target will be $32,905,738 (calculated as $33,500,000 – (1/3 x $1,782,787))

During the period in which the upper limit for the annual rate of private borrowing and lending allowed by policy in Xinjiang, China (the “Upper Rate Limit”) is four (4) times the PBOC base interest rate (“PBOC Base Rate”), the Earn-Out Targets above shall be further modified based on changes to the PBOC Base Rate from the June 30, 2015 PBOC Base Rate of 4.85% (“June 30, 2015 PBOC Base Rate”) as follows:

1.	Each of the Earn-Out Targets as listed above shall be multiplied by a fraction equal to (i) the weighted-average PBOC Base Rate (based on the number of days) for the applicable calendar year, divided by (ii) the June 30, 2015 PBOC Base Rate.

2.	The Alternative Earn-Out Target as listed above shall be multiplied by a fraction equal to (i) the weighted-average PBOC Base Rate (based on the number of days) for the period from January 1, 2016 through December 31, 2018, divided by (ii) the June 30, 2015 PBOC Base Rate.

Provided, however, that if the Laws of the applicable Governmental Authorities in Xinjiang, China are amended so that the Upper Rate Limit is no longer four (4) times the PBOC Base Rate (the effective date of such amendment, the “Base Rate Lock Date”), then for purpose of the foregoing formula, the PBOC Base Rate on and after the Base Rate Lock Date shall be deemed to equal the PBOC Base Rate in effect at the open of business on the Base Rate Lock Date.

Solely for purposes of an example of the foregoing formula, if the Closing Date is February 15, 2016, the amount of the Net Closing Proceeds is $58,000,000 and PBOC Base Rate as of January 1, 2016 is 4.35% and is reduced to 4.10% on February 15, 2016 and remains at that rate for the Earn-Out Period (and the Upper Rate Limit remains at four (4) times the PBOC Base Rate):

●	The 2016 Earn-Out Target will be $23,180,859 (calculated as [$29,000,000 – 50% x ($29,000,000 x 45/366)] x [(4.35%/4.85%) x (45/366) + (4.10%/4.85%) x (321/366)], which is also equal to [($29,000,000 – $1,782,787)] x [0.8517])

●	The 2017 Earn-Out Target will be $27,474,227 (calculated as [$32,500,000 x (4.10%/4.85%)], which is also equal to $32,500,000 x 0.8454)

●	The 2018 Earn-Out Target will be $31,109,278 (calculated as [$36,800,000 x (4.10%/4.85%)], which is also equal to $36,800,000 x 0.8454)

●	The Alternative Earn-Out Target will be $27,886,864 (calculated as [$33,500,000 – (1/3 x $1,782,787)] x [(45/1,096) x (4.35%/4.85%) + (1,051/1,096) x (4.10%/4.85%)], which is also equal to [$32,905,738] x [0.8475])

(which may alternatively be expressed in RMB pursuant to the Exchange Rate Acknowledgement).